UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2020

_________________

22nd Century Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36338	98-0468420
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8560 Main Street, Suite 4, Williamsville, New York (Address of Principal Executive Office)		14221 (Zip Code)
Registrant’s telephone number, including area code: (716) 270-1523

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.00001 par value	XXII	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New CEO and CFO

On June 3, 2020, 22nd Century Group, Inc. (the “Company”) announced the appointment of James A. Mish as its Chief Executive Officer, effective June 22, 2020, and the appointment of John Franzino as its Chief Financial Officer, effective immediately. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Mr. Mish, age 56, has served as Chief Executive Officer of Noramco, a global leader in the production of controlled substances for the pharmaceutical industry, from 2016, and Purisys, a synthetic cannabinoid API, ingredients and solutions provider to pharmaceutical and consumer products companies from 2019. Prior to that, he served as President of Ashland Specialty Ingredients - Consumer Specialties, a major division of Ashland Corporation, a premier global specialty materials company serving customers in a wide range of consumer and industrial markets, from 2013 to 2016.

Mr. Franzino, age 63, has been in the position of Vice President of Administration with the Company since April 30, 2020 and previously served as Chief Financial Officer of West Point Association of Graduates from 2017. Additionally, he has extensive strategic financial leadership experience serving as Vice President of Finance and Controller of Bard College from 2012 to 2016 and as Chief Financial Officer of Santa Fe Natural Tobacco Company, a subsidiary of Reynolds American, Inc., from 2001 to 2011. Mr. Franzino is a Certified Public Accountant (CPA) and holds a Master of Business Administration degree from Farleigh Dickinson University and an Advanced Professional Certificate in Finance from New York University.

There are no family relationships between Mr. Mish and Mr. Franzino and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Additionally, there have been no transactions involving Mr. Mish or Mr. Franzino that would require disclosure under Item 404(a) of Regulation S-K.

Each of Mr. Mish and Mr. Franzino entered into an employment agreement with the Company for a term of three years.

Pursuant to the employment agreement with James A. Mish, Mr. Mish will earn an initial base salary of $450,000 and shall be eligible for future cash bonuses and awards of performance units as a percentage of base salary based on the achievement of performance targets to be established by the Company. As a one-time inducement, the Company agreed to an award of 150,000 restricted stock units (“RSUs”), vesting on the one-year anniversary of the date of grant, subject to continued service. Pursuant to the employment agreement with John Franzino, Mr. Franzino will earn an initial base salary $250,000 and shall be eligible for future cash bonuses and equity awards.

If Mr. Mish’s employment is terminated by the Company without Cause or by such executive for Good Reason (as such terms are defined in the employment agreement), then he will be entitled to a severance benefit in the form of (i) a continuation of his then-base salary for a period ending on the earlier of 12 months or the remaining term of the employment agreement (plus continuing health care coverage during such period) and (ii) the payment of a pro-rated bonus award. If Mr. Franzino’s employment is terminated by the Company without Cause or by such executive for Good Reason (as such terms are defined in the employment agreement), then he will be entitled to a severance benefit in the form of (i) a continuation of his then-base salary for a period of 12 months and (ii) the payment of any earned but unpaid bonus award.

The description of the employment agreements above are qualified by reference to the forms of employment agreements, which are attached hereto as Exhibits 10.1 and 10.2, respectively.

Resignation of CFO

On May 29, 2020, Andrea S. Jentsch resigned as the Company’s Chief Financial Officer. Mr. Jentsch’s resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 9.01(d):	Financial Statements and Exhibits.

Exhibit 10.1	Employment Agreement between the Company and James Mish
Exhibit 10.2	Employment Agreement between the Company and John Franzino
Exhibit 99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

22nd Century Group, Inc.

/s/ Michael J. Zercher
Date: June 3, 2020	Michael J. Zercher
President and Chief Operating Officer